Exhibit 10.19

NOTICE OF AMENDMENT

of Outstanding Grants under the RAIT Plans

Effective as of June 28, 2017

At RAIT Financial Trust’s (“RAIT”) 2017 annual meeting of shareholders, held on June 22, 2017, the shareholders of RAIT approved a proposal to amend and restate the RAIT Financial Trust 2012 Incentive Award Plan (the “2012 Plan”), including renaming the plan as the RAIT Financial Trust 2017 Incentive Award Plan (the “2017 Plan”), as described in RAIT’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 15, 2017, as supplemented on June 2, 2017 (collectively, the “Proxy Statement”).

The 2017 Plan amended and restated the 2012 Plan to allow the Committee (as defined in the 2017 Plan) to permit a Participant (as defined in the 2017 Plan) to elect to satisfy RAIT’s tax withholding obligation with respect to grants paid in RAIT’s common shares of beneficial interest, par value $0.03 (“Common Shares”), by having Common Shares withheld at the time such grants become taxable, up to an amount that does not exceed the Participant’s maximum (as opposed to minimum under the 2012 Plan) applicable withholding tax rate for federal (including FICA), state and local tax liabilities (collectively, “Tax Liabilities”), and the Committee has deemed it advisable to amend all outstanding grants previously made under the 2012 Plan (and any predecessor incentive award plans of RAIT) (collectively, the “RAIT Plans”) to permit such election at such maximum rate.

You are receiving this notice because you have received one or more grants (the “Outstanding Grants”) under the RAIT Plans that provide for settlement of such Outstanding Grants, in whole or in part, with Common Shares.  You are hereby notified that the Committee has amended all Outstanding Grants to permit you to elect to satisfy RAIT’s tax withholding obligation with respect to grants paid in Common Shares by having Common Shares with an aggregate Fair Market Value (as defined in the 2017 Plan) up to an amount that does not exceed your maximum applicable Tax Liabilities withheld at the time such grants become taxable. This amendment became effective as of the date set forth above.

As under the 2012 Plan, all withheld amounts are remitted by the Company to the appropriate taxing entity on your behalf, and you are still paid the balance of your Award.  This change in withholding does not impact or otherwise diminish the pre-tax or after-tax value of your Outstanding Grants, nor does it change your overall all tax obligation.  Rather, the change will simply result in greater withholding that will reduce your tax payment obligation (or increase your refund) when you file your tax returns.